Exhibit 3.2

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF INTERCEPT, INC.

        In accordance with Sections 14-2-602 and 14-2-1006 of the Georgia Business Corporation Code (the “Code”), INTERCEPT, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the Code, DOES HEREBY CERTIFY:

1.	The name of the Corporation is InterCept, Inc.

2.	The Amended and Restated Articles of Incorporation of the Corporation (the “Articles of Incorporation”) are hereby amended to provide for the elimination, as authorized by Section 14-2-602(e) of the Code, of the Series A Preferred Stock as set forth in the Corporation’s Articles of Incorporation, of which no shares are currently issued and outstanding.

3.	The Corporation’s Board of Directors duly adopted a resolution containing the amendment on June 21, 2004.

4.	Such amendment was duly adopted by the Board of Directors, and shareholder action was not required, pursuant to the authority granted in Article Two of the Corporation’s Articles of Incorporation and Section 14-2-602 of the Code.

        IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by the undersigned duly authorized officer, this 23rd day of June, 2004.

INTERCEPT, INC.

By: /s/ G. Lynn Boggs Name: G. Lynn Boggs Its: President and COO